Item 77Q(a)(vi) - Exhibits - Copies of any Material Amendments to
Registrant's Charter or By-Laws


VISION GROUP OF FUNDS, INC.
ARTICLES SUPPLEMENTARY

		VISION GROUP OF FUNDS, INC., a Maryland corporation having its principal office in the State of Maryland in the City of Baltimore (hereinafter called the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

		FIRST: Effective August 22, 1999 the Corporation has classified as "Vision Large Cap Growth Fund - Class B Shares" One Billion previously unissued and unclassified shares of the total Twenty Billion (20,000,000,000) authorized shares of capital stock of the Corporation (par value one mill ($0.001) per share).

		SECOND: Effective August 15, 1999 the Corporation has classified as "Vision Large Cap Value Fund - Class B Shares" One
Billion previously unissued and unclassified shares of the total Twenty Billion (20,000,000,000) authorized shares of capital stock of the Corporation (par value one mill ($0.001) per share).

		THIRD: The shares of Vision Large Cap Growth Fund - Class B Shares and Vision Large Cap Value Fund - Class B Shares classified hereby shall have the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption set forth in Article VI of the Corporation's Charter and shall be subject to all provisions of the Charter relating to capital stock of the Corporation generally and to the following:

	At such times as may be determined by the Board of Directors (or with the authorization of the Board of Directors, by the Officers of the Corporation) in accordance with the Investment Company Act of 1940, as amended, applicable rules and regulations thereunder, and applicable rules and regulations of the National Association of Securities Dealers, Inc., and reflected in the pertinent registration statement of the Corporation, Vision Large Cap Growth Fund - Class B Shares of the Corporation may be automatically converted into Vision Large Cap Growth Fund - Class A Shares of the Corporation, and Vision Large Cap Value Fund - Class B Shares of the Corporation may be automatically converted into Vision Large Cap Value Fund - Class A Shares of the Corporation, each based on the relative net asset values of such classes at the time of the conversion, subject, however, to any conditions of conversion that may be imposed by the Board of Directors (or with the authorization of the Board of Directors, by the Officers of the Corporation) and reflected in the pertinent registration statement of the Corporation as aforesaid.

		FOURTH: The foregoing Articles Supplementary does not increase the authorized stock of the Corporation or the aggregate par value thereof.

		FIFTH: The Corporation is registered as an open-end investment company under the Investment Company Act of 1940, as amended.

		SIXTH: The shares of Vision Large Cap Growth Fund - Class B Shares and Vision Large Cap Value Fund - Class B Shares of the
Corporation classified as set forth in Articles FIRST and SECOND of these Articles Supplementary have been classified by the Corporation's
Board of Directors under the authority contained in the Charter of the Corporation.

		The undersigned Vice President acknowledges these Articles Supplementary to be the corporate act of the Corporation and states that to the best of his knowledge, information and belief, the matters and facts set forth in these Articles with respect to authorization and approval are true in all material respects and that this statement is made under the penalties of perjury.

		IN WITNESS WHEREOF, Vision Group of Funds, Inc. has caused these presents to be signed in its name and on its behalf by its Vice President and witnessed by its Secretary as of this 2nd day of August, 1999.

ATTEST:	VISION GROUP OF FUNDS, INC.


/s/ C. Todd Gibson		By:  /s/ Beth S. Broderick
C. Todd Gibson	     Beth S. Broderick
Assistant Secretary	     Vice President